EXHIBIT 99.1


On April 19, 2000, the Registrant issued the following press release:


              "PYR ENERGY REPORTS SECOND QUARTER FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced that for the second fiscal quarter ended February 29, 2000, the Company had a net loss of ($241,300) or 1.5 cents ($.015) per common share, compared with a net loss of ($251,834) or 2.7 cents ($.027) per common share for the corresponding second fiscal quarter ended February 28, 1999. In the six months ended February 29, 2000, the Company reported a net loss of ($406,927) or 2.7 cents ($.027) per common share compared with a net loss of ($421,302) or 4.5 cents ($.045) for the corresponding six month period ended February 28, 1999. The Company has had no revenues from the sale of oil or natural gas production.

     Interest income increased to $27,447 and $82,289 for the quarter and six months ended February 29, 2000, respectively. This compares to $11,076 and $15,601 for the quarter and six months ended February 28, 1999, respectively. The increases are from additional cash and marketable securities on hand during the quarter and six months ended February 29, 2000, resulting from the private placement completed in May of 1999.

     General and administrative expenses primarily associated with the Company's efforts to pursue its California and Rocky Mountain exploration projects totaled $263,993 and $481,838 for the quarter and six months ended February 29, 2000, respectively. This compares to $174,299 and $312,074 for the quarter and six months ended February 28, 1999, respectively. The increases reflected in the quarter and six months ended February 29, 2000, are predominately from increases in personnel and salaries to enable the Company to continue to pursue its exploration activities and from increases in shareholder relations and business promotion expenditures resulting from the Company's expanding shareholder base.

     Interest expense was $55 and $121 for the quarter and six months ended February 29, 2000, respectively. For the same periods, dividends paid on the Company's outstanding Series A Convertible Preferred Stock ("Preferred Shares") was approximately $107,000. This compares to $82,204 and $112,036 recorded in interest expense for the quarter and six months ended February 28, 1999, respectively. There were no dividends paid during those periods. The decrease in interest expense and increase in dividends paid results from the conversion of convertible debentures, outstanding through April 16, 1999, into Preferred Shares. The Company is obligated to pay a 10% annual dividend on outstanding Preferred Shares semi-annually on January 1 and July 1 of each year. As of January 1, 2000, the Company paid the approximate $107,000 of dividends by issuing 24,914 shares of common stock.

     At February 29, 2000, the Company had cash and marketable securities of $2,189,545 working capital of $2,132,757, total assets of $10,329,787, current liabilities of $92,945 and total stockholders' equity of $10,236,842. There were 15,947,764 common shares outstanding at February 29, 2000.


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OPERATIONS:

     At the Company's San Joaquin Basin, California-East Lost Hills exploration project, the operator, Berkley Petroleum, Inc. (TSE:BKP), has started completion operations on the Berkley ELH #1 well after reaching total depth of 19,724 feet. Production testing of this well is expected to commence immediately after completion. Additional drilling activity is planned in the East Lost Hills exploration program. The Company owns a 10.575% working interest in the approximate 30,000 acres at East Lost Hills.

     In addition to East Lost Hills, the Company controls approximately 27,000 net acres in two additional San Joaquin basin exploration opportunities and is presently in the process of presenting these opportunities to potential industry participants. These prospects target the Temblor formation similar to the East Lost Hills exploration program. The Company's intent is to bring in a participant with operational expertise to drill the exploration wells and to provide PYR with an up front cash consideration. The Company also expects to retain a working interest in the prospects.

     In the Rocky Mountains, the Company has started the process of presenting one of its exploration projects to potential industry participants. The Company intends to replicate the approach of bringing in operational expertise to drill exploration wells and to provide PYR with an up front cash consideration. The Company also expects to retain a working interest in this project. PYR currently controls approximately 130,000 net acres in this particular project.

     PYR continues to work on creating additional exploration opportunities both in the San Joaquin Basin of California and in the Rocky Mountain region.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountains region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.


                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."